Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak	Krish Suthanthiran
	President and CEO	President
	Novoste Corporation	Best Medical International, Inc.
	(770) 717-6096	(703) 451-2378

NOVOSTE AND BEST MEDICAL ENTER

INTO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

NORCROSS, GA.—(BUSINESS WIRE)—October 12, 2005 – Novoste Corporation (NASDAQ: NOVT) and Best Medical International, Inc. (Best) jointly announced today that they have entered into an Amended and Restated Asset Purchase Agreement whereby Best Vascular, Inc. (Best Vascular), an affiliate of Best, will acquire substantially all of the assets related to Novoste’s Vascular Brachytherapy (VBT) business and assume specified liabilities associated with those assets and the continued operation of the VBT business. The Amended and Restated Asset Purchase Agreement is an amendment and restatement of the previously announced asset purchase agreement originally entered into by the parties on August 25, 2005. Best, a privately held company based in Fairfax, Virginia, is engaged in the design, distribution and manufacture of radiation products for the oncology, urology, neurology and gynecology markets. The consummation of the asset transaction with Best is subject to the satisfaction of certain conditions, including the issuance of regulatory licenses necessary for the transfer of the VBT business to Best Vascular and shareholder approval of the transaction by Novoste’s shareholders. The consideration for the sale of the assets by Novoste to Best Vascular is the assumption by Best Vascular of various liabilities of Novoste related to its VBT business. In addition, unless previously settled, Best Vascular will assume any liabilities arising or incurred after the closing associated with certain patent infringement litigation currently pending against Novoste and Novoste will make a specified cash payment to Best Vascular in connection with its assumption of such liabilities. As previously announced, Novoste and Best entered into a Marketing Representation Agreement, which establishes Best Vascular as the marketing representative of Novoste as of August 25, 2005 and this agreement has been extended from October 14, 2005 to December 31, 2005, unless the Amended and Restated Asset Purchase Agreement is terminated or consummated earlier.

Krish Suthanthiran, President of Best, has commented, “We continue to be excited about the opportunity that exists for Best Vascular in the VBT market. The acquisition of these assets fits our strategy of providing brachytherapy therapy products across a wide variety of clinical applications. It is of utmost importance that radiation therapy is available to cardiologists and their patients. The Novoste system is the only remaining vascular brachytherapy product on the market and having previously supplied Cordis Corporation, a Johnson & Johnson company with VBT products, we believe we have the capability to assure the continuation of this important therapy in the cardiology market. We remain committed to our radiation oncology customer base and look forward to serving the particular needs of the cardiology community with a therapy that has proven durable results. Under the existing marketing agreement with Novoste, Best Vascular has already begun the process of contacting existing and prior VBT accounts. We view this market as a long term opportunity for Best and are pleased that various Novoste employees will join the Best team.”

Al Novak, President and Chief Executive Officer of Novoste, said, “Krish Suthanthiran and the Best team have demonstrated their ability to manage this technology. Their assumption of the liabilities associated with the VBT business allows us to provide our shareholders with distinct choices as to the future of Novoste.”

Best Medical

Best’s corporate headquarters is located at 7643 Fullerton Road, Fairfax, Virginia. Best Vascular, an affiliate of Best, has been established for the purpose of focusing on the vascular brachytherapy business to be acquired from Novoste. Best is known for its radiation seed products utilizing several different isotopes. Founded in 1977, Best has pioneered new ideas in brachytherapy including vascular brachytherapy and is a leader in the provision of radiation seeds for use by urologists in the treatment of prostate cancer. Best’s mission is to uphold its excellent reputation by consistently exceeding the expectation of those it serves in the healthcare field by developing, manufacturing and delivering cost-effective, high quality products to benefit patients throughout the world.

Novoste

Novoste common stock is traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s web site at www.novoste.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Novoste’s proposed sale of its VBT business and all other statements that are not historical facts. These forward-looking statements are based on the current beliefs and expectations of Novoste’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from those set forth herein in these forward looking statements include: the failure of Novoste’s shareholders to approve the asset sale transaction; costs, delays and any other difficulties related to the proposed transaction; failure of either of the parties to satisfy closing conditions; and risk and effects of legal and administrative proceedings and government regulations. Novoste disclaims any responsibility to update these forward-looking statements.

Additional Information About The Transaction

Novoste will file a proxy statement regarding the proposed asset sale transaction with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. A definitive proxy statement will be sent to Novoste’s shareholders seeking, among other things, their approval of the proposed asset sale transaction. Investors and security holders may obtain (when it is available) a free copy of the definitive proxy statement filed by Novoste with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement also may be obtained for free by directing a request to:

Novoste Corporation

4350 International Boulevard

Norcross, GA 30093

Attn: Corporate Secretary

(770) 717-0904

Novoste and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Novoste’s shareholders to approve the proposed asset sale transaction. Information about the directors and executive officers and their ownership of Novoste common stock is included in Novoste’s proxy statement for its special meeting of shareholders in lieu of an annual meeting, which was filed with the SEC on August 4, 2005. This document is available free of charge at the SEC’s website at www.sec.gov and from Novoste as described above. Additional information regarding interests in the proposed asset transaction of the participants in the proxy solicitation may be obtained by reading the definitive proxy statement when it becomes available.

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